Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-46766, 333-62206, and 333-105507) of our
report dated April 29, 2009 relating to our audit of the consolidated financial statements of ANTs software inc. included in the 2008 annual report on Form 10-K. Our audit report on the consolidated financial statements contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern. We also consent to the incorporation by reference in such Registration Statements of our report on the effectiveness of the Company's internal control over financial reporting dated April 29, 2009. Our report contains an adverse opinion due to a material weakness in internal controls.


/s/ Weiser LLP

New York, NY
April 29, 2009